Exhibit 3.2

AMENDMENTS
TO THE BYLAWS OF
CHINA YONGXIN PHARMACEUTICALS INC.

The Bylaws of China Yongxin Pharmaceuticals Inc. are amended by restating Article VI of the Bylaws in its entirety as follows:

“ARTICLE VI: SHARES AND THEIR TRANSFER

SECTION 6.1 Certificates for Stock, Uncertificated Shares and Stock Records.

Shares of the capital stock of the Corporation may be either certificated or uncertificated or a combination thereof, as provided under the General Corporation Law of the State of Delaware.

(a)           Certificate of Stock.  Every owner of stock of the Corporation, upon written request to the transfer agent or the registrar of the Corporation, shall be entitled to have a certificate or certificates, to be in such form as the Board shall prescribe, certifying the number and class or series of shares of the stock of the Corporation owned by such owner.  The certificates representing shares of such stock shall be signed in the name of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and by the Secretary.  Any or all of the signatures on the certificates may be a facsimile.  In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any such certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such an officer, transfer agent or registrar at the date of issue.  Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates, or upon request, uncertificated shares of stock shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 6.4 hereof.

(b)           Uncertificated Shares.  Shares of stock of the Corporation may be evidenced by registration in the owner’s name in uncertificated form on the books of the Corporation.  To the extent required by applicable law, within a reasonable time after the issuance or transfer of uncertificated shares of stock, the Corporation shall send or cause to be sent to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class or series of stock, or a statement that the Corporation will furnish without charge to each registered owner thereof who so requests, the powers, designations, preferences and relative rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Except as otherwise expressly provided by applicable law, the rights and obligations of the owners of uncertificated shares of stock and the rights and obligations of the owners of certificated shares of stock of the same class and series shall be identical.

(c)           Stock Records.  A record shall be kept of the respective names of the persons, firms or corporations owning shares of the Corporation’s stock, whether certificated or uncertificated, the number and class or series of shares owned thereby, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation.

SECTION 6.2 Transfers of Stock.

Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by such holder's attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 6.3 hereof, and, in the case of certificate shares, upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all necessary taxes thereon; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such holder's attorney lawfully constituted in writing, and upon payment of all necessary taxes thereon and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the executive officers of the Corporation shall determine to waive such requirement.  The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.  Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be so expressed in the entry of transfer if, when the shares, whether certificated or uncertificated, shall be presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

SECTION 6.3  Regulations.

The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificated or uncertificated shares of  stock of the Corporation.  It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and, in the case of certificated shares of stock, may require all such certificates to bear the signature or signatures of any of them.

SECTION 6.4  Lost, Stolen, Destroyed, and Mutilated Certificates.

In any case of loss, theft, destruction, or mutilation of any certificate of stock, the Corporation may issue a new certificate or uncertificated shares of stock in its place upon proof satisfactory to the Board of such loss, theft, destruction, or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board may direct; provided, however, that a new certificate or uncertificated shares of stock may be issued without requiring any bond when, in the judgment of the Board, it is proper so to do.”